Exhibit 99.1

New Enterprise Stone & Lime Co., Inc. Announces Appointment of Chief Executive Officer and Chief Financial Officer

New Enterprise, PA – March 22, 2013 – New Enterprise Stone & Lime Co., Inc. (the “Company”), a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider, today announced that its Board of Directors has appointed Paul I. Detwiler, III as the Company’s Chief Executive Officer.  Mr. Detwiler will continue his role as President, Secretary and director of the Company.  In connection with his appointment, Paul I. Detwiler, III will cease to act as Chief Financial Officer of the Company and Donald L. Detwiler will cease to act as the Company’s Chief Executive Officer.  Donald L. Detwiler will continue to serve as a director and the Vice Chairman of the Board of Directors of the Company, on which he has served since 1972 and as Vice Chairman since 2011.

The Company also announced that its Board of Directors has appointed Albert L. Stone as Senior Vice President and Chief Financial Officer.  Mr. Stone previously served as U.S. Chief Financial Officer of Aggregates Industries, a leading producer of aggregate-based construction materials in the United States and the United Kingdom, a position he held since 1997.

Paul I. Detwiler, Jr., the Chairman of the Board of the Company, said, “I am pleased we are continuing our management transition to the next generation of family members.”

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. The Company’s core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products (precast/prestressed structural concrete components and masonry block manufacturing)), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the Company’s website at www.nesl.com.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.”  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s financial reports and in its filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

Contacts

At the Company:

New Enterprise Stone & Lime Co., Inc.

Paul I. Detwiler III, President 814-766-2211

or

FTI Consulting, the Company’s Investor Relations Contact:

Daniel Hoey, 312-553-6718